Exhibit 10.1

DRUGSTORE.COM, INC.

2008 EQUITY INCENTIVE PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

1. Grant. drugstore.com, inc., a Delaware corporation (the “Company”) hereby grants to the Participant (“Participant”) named in the Notice of Grant of Stock Appreciation Right and Award Agreement (the “Notice of Grant”) accompanying this Stock Appreciation Right Award Agreement (together, the “Award Agreement”) a stock appreciation right (the “Stock Appreciation Right”) to acquire Shares in accordance with the formula set forth in Section 7(f) of the Plan and Section 4 below based on the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement and the 2008 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan will have the same defined meanings in this Award Agreement. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Vesting Schedule. Except as provided in Section 3, the Stock Appreciation Right awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Stock Appreciation Right at any time, subject to the terms of the Plan. If so accelerated, such Stock Appreciation Right will be considered as having vested as of the date specified by the Administrator.

4. Exercise of Stock Appreciation Right.

(a) Right to Exercise. This Stock Appreciation Right may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement.

(b) Method of Exercise. This Stock Appreciation Right is exercisable by following such procedures as the Administrator shall determine, which may include, but is not limited to, a telephonic or online election through the Company’s authorized broker or by execution and delivery of an exercise notice, in the form and manner pursuant to such procedures as the Administrator shall determine. This Stock Appreciation Right shall be deemed to be exercised upon receipt by the Company or its designee of such election notice accompanied by the Exercise Price together with any applicable tax withholding.

Upon exercising the Stock Appreciation Right, the Participant shall receive from the Company, for each Share exercised, an amount (payable in whole Shares) equal to (i) the per

Share Fair Market Value as of the date of such exercise, minus (ii) the per Share Exercise Price set forth in the Notice of Grant. The Company’s obligation arising upon the exercise of this Stock Appreciation Right shall be paid one hundred percent (100%) in Shares, subject to Participant’s satisfaction of any tax withholding obligations arising upon exercise of the Stock Appreciation Right. Any stock withheld to satisfy withholding obligations shall also be valued at its Fair Market Value on the date of exercise. Any fractional share due to Participant upon exercise shall be rounded down to the nearest whole Share.

No Shares will be issued pursuant to the exercise of a Stock Appreciation Right unless such issuance and such exercise comply with all relevant provisions of Applicable Law and the requirements of any stock exchange on which the Shares may then be listed. Assuming such compliance, for income tax purposes, the Shares shall be considered transferred to Participant on the date on which the Stock Appreciation Right is exercised with respect to such Shares.

5. Termination Period. This Stock Appreciation Right will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Stock Appreciation Right will be exercisable for twelve (12) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing, in no event may this Stock Appreciation Right be exercised after the Expiration date stated in the Notice of Grant and may be subject to earlier termination as provided in Section 14 of the Plan.

6. Tax Obligations.

(a) Tax Withholding. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) have been made by Participant with respect to the payment of income, employment and other taxes that the Company determines must be withheld with respect to such Shares. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. Participant agrees to pay the Company and/or authorizes the Company and/or a Parent or Subsidiary to withhold all applicable withholding taxes from Participant’s wages if the Company in its discretion determines that such method of withholding is appropriate. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares unless and until the tax withholding obligations of the Company and/or any Parent or Subsidiary are satisfied.

(a) Code Section 409A. Under Code Section 409A, a stock appreciation right that vests after December 31, 2004 (or that vested on or prior to such date but was materially modified after October 3, 2004) and was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Stock Appreciation Right”) may be considered “deferred compensation.” A Discount Stock Appreciation Right may result in (i) income recognition by Participant prior to the exercise of the award, (ii) an additional twenty percent

(20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Stock Appreciation Right may also result in additional state income, penalty and interest tax to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Stock Appreciation Right equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Stock Appreciation Right was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.

7. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company with respect to any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. Such issuance, recordation and delivery may be accomplished, without limitation, via appropriate entry on the Company’s books or those of our transfer agents and/or electronically. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS STOCK APPRECIATION RIGHT OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

9. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its General Counsel at drugstore.com, inc., 411 108th Avenue, Suite 1400, Bellevue, Washington 98004, or at such other address as the Company may hereafter designate in writing.

10. Non-Transferability of Award. This Stock Appreciation Right may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Stock Appreciation Right, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11. Binding Agreement. Subject to the limitation on the transferability of this Stock Appreciation Right contained herein, this Award Agreement shall be binding on and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares on any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Stock Appreciation Right is exercised with respect to such Exercised Shares.

13. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

14. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Stock Appreciation Right have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding on Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Stock Appreciation Rights awarded under the Plan or future Stock Appreciation Rights that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

16. Heading. Headings provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

17. Agreement Severable. In the event that any provision in this Award Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Award Agreement.

18. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Stock Appreciation Right.

19. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received a Stock Appreciation Right under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

20. Governing Law. This Award Agreement will be governed by the laws of the State of Washington, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Stock Appreciation Right or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, and agree that such litigation will be conducted in the courts of King County, Washington, or the federal courts for the United States for the Western District of Washington, and no other courts, where this Stock Appreciation Right is made and/or to be performed.